UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report
November 23, 2004
(Date of earliest event reported)

VESTA INSURANCE GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	63-1097283
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

3760 River Run Drive	35243
Birmingham, Alabama	(Zip Code)
(Address of principal executive offices)

(205) 970-7000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

      |_|      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      |_|      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      |_|      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      |_|      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

     On November 15, 2004 the Registrant issued a press release announcing its preliminary third quarter financial results and that it was delaying the filing of its Form 10-Q for the third quarter. The Registrant is disclosing herein information that is normally included in its quarterly reports to enhance the investor's understanding of the Company.

      Vesta Insurance Group, Inc. announced on November 15, 2004 that it had identified an error in the balance sheet, which is currently expected to have a cumulative impact of approximately $1.8 million that may lead the Company to restate prior period financial statements. The Company believes this error, which was identified in the intercompany consolidation process, occurred prior to 2003. Vesta will delay the filing of its Form 10-Q for the period ending September 30, 2004 and will immediately begin the process to pinpoint the period and the nature of the error. The Company currently believes that there is no impact on the results of operations as discussed herein.

A.   Management's Discussion and Analysis of Financial Condition and Results of Operations

      The following discussion should be read in conjunction with management's discussion and analysis of the financial condition and results of operations and all of the other information, including the discussion of Vesta's critical accounting policies, appearing in Vesta's 2003 Annual Report as filed with the Securities and Exchange Commission on Form 10-K and with the financial statements included therein and the notes thereto. Furthermore, the following discussion should be considered as well as other risk factors discussed in Exhibit 99.1 of Vesta's 2003 Annual Report in conjunction with this report.

      As directed by Section 404 of the Sarbanes-Oxley Act of 2002, the Securities and Exchange Commission adopted rules requiring public companies to include a report of management on the company's internal control over financial reporting in their annual reports on Form 10-K. This report is required to contain an assessment by management of the effectiveness of such company's internal controls over financial reporting. In addition, the public accounting firm auditing a public company's financial statements must also attest to and report on management's asses'ment of the effectiveness of the Company's internal controls over financial reporting as well as the operating effectiveness of the Company's internal controls. While the Company is expending significant resources in developing the necessary documentation and testing procedures required by Section 404, there is a significant risk that the Company will not comply with all of the requirements imposed by Section 404. If the Company does not effectively complete its assessment or if its internal controls are not designed or operating effectively, its external auditors may either disclaim an opinion as it relates to management's assessment of the effectiveness of its internal control or may issue an adverse opinion on the effectiveness of the company's internal controls.

Results of Operations

Overview

      Vesta conducts business in two areas of the personal insurance industry: standard property and casualty insurance and life insurance. Our consolidated revenue is derived principally from risk-bearing premiums, fees, investment income and realized investment gains and losses. Our consolidated expenses consist primarily of payments for claims and expenses associated with underwriting activities and operations.

      In an effort to strengthen our capital position and to address our insurance companies' financial strength ratings by A.M. Best and other rating agencies, we began a capital evaluation in March of 2003 aimed at improving our overall financial condition. During 2003, management completed two capital improvement initiatives including the increased utilization of quota share reinsurance of our standard property-casualty and non-standard underwriting operations and the sale of our health insurance operations.

      Entering 2004, management continued to pursue the consummation of the remaining components of our capital improvement strategy. Among these components were the divestitures of our non-standard auto and life insurance businesses.

      Effective July 9, 2004, the initial public offering of 8.2 million shares of Affirmative Insurance Holdings, Inc. ("AIHI"), our non-standard auto holding company, was consummated at a price of $14 per share. Of the shares sold, 4.4 million shares were newly issued shares offered by AIHI while 3.8 million shares were offered by the Company. Additionally, on July 26, 2004 the underwriters of AIHI's initial public offering exercised the over-allotment option to purchase an additional 1.2 million shares of AIHI common stock at a price of $14 per share. Of the shares sold in connection with the over-allotment, 663 thousand shares were newly issued shares offered by Affirmative while 562 thousand shares were offered by the Company.

      The Company received total net proceeds from these transactions of approximately $55.4 million and retains 7.2 million shares, or approximately 42.9% of the outstanding shares of AIHI. The completion of the initial public offering resulted in the Company recording a gain of approximately $12.7 million in the third quarter. Additionally, the Company's remaining ownership in AIHI is being recorded using the equity method beginning in the third quarter of 2004. As such, the Company no longer consolidates the balance sheet and statement of operations of AIHI. Rather, the Company reflects its pro rata share of its investment in the equity of AIHI as an investment and its share of the operating results of AIHI as equity in net earnings of investee in the Vesta's consolidated statement of operations.

      The significance of the consummation of the initial public offering for AIHI in relation to our overall financial condition is threefold. First, the separation of our non-standard auto premium writings greatly reduces the net premium writings of our remaining lead insurance subsidiary, Vesta Fire Insurance Corporation ("Vesta Fire"). The reduced aggregate writings will improve our statutory financial strength ratios. Second, the sale of AIHI shares by our insurance subsidiaries, coupled with establishing a public market value for the shares of AIHI retained by our insurance subsidiaries, enhanced their statutory surplus. At September 30, 2004, our statutory surplus increased approximately $15.7 million resulting from the sale of shares by our insurance companies and the increase in the market value of the AIHI shares retained by our insurance companies. Subsequently, on November 15, 2004 our Board of Directors authorized our holding company to contribute an additional 1.47 million shares of AIHI common stock held by our holding company to Vesta Fire Insurance Corporation, our lead insurance subsidiary, in order to further enhance Vesta Fire's statutory surplus. Following such contribution, Vesta Fire directly holds approximately 3.9 million shares of AIHI common stock, and our holding company holds approximately 3.3 million shares of AIHI common stock, of which 2.5 million shares are pledged as collateral to secure our debt to First Commercial Bank under our commercial credit facility. Finally, our financial condition, from a statutory perspective, could be further improved with increases in AIHI's stock price, although our insurance companies are subject to downside risk as well.

      During the third quarter of 2004, we experienced significant losses from hurricane activity in Florida and the Southeastern United States. Although our reinsurance program, including the Florida Hurricane Catastrophe Fund ("FHCF"), operated as intended and served to reduce our net losses, the volume and severity of the hurricane activity during the third quarter had a significant negative impact on our operating results. The following is a summary of the estimated gross, ceded and net losses from the third quarter hurricanes (amounts in thousands):

Hurricane	Gross Loss	Losses Ceded to FHCF	Losses Ceded to Other Reinsurers	Net Loss
Charley	$ 33,000	$(9,135)	$(13,571)	$10,294
Frances	23,000	(135)	(8,984)	13,881
Ivan	12,000	--	--	12,000
Jeanne	37,000	(12,735)	(1,400)	22,865

Total	$105,000	$(22,005)	$(23,955)	$59,040

      As shown in the preceding table, we ceded a significant portion of our gross losses to the FHC    Additionally, we ceded losses to other reinsurers, which includes cessions under our 2004 50% Quota Share Agreement and our excess of loss reinsurance program. Based on the estimates used to calculate the gross losses noted above and the terms of the FHCF and our excess of loss reinsurance, our exposure to higher actual losses for Hurricanes Charley, Frances and Jeanne is minimal based on the FHCF retention level of $23.2 million and our remaining capacity under the FHCF of approximately $55 million. Additionally, our excess of loss reinsurance program remains in place. However, in regards to Hurricane Ivan, we continue to be exposed to negative development of actual loss activity as the magnitude of this hurricane did not penetrate our retention level under the FHCF and our excess of loss reinsurance program and we have reached our maximum level of catastrophe losses that can be ceded to our 2004 50% Quota Share Agreement through the term of the contract which ends on June 30, 2005.

      The Company executed a definitive agreement on March 12, 2004 to sell American Founders Financial Corporation ("AFFC"), our life insurance subsidiary, for a total purchase price of approximately $63.5 million, consisting of $25 million in cash at closing and a promissory note in the amount of approximately $38.5 million. Although the purchasers received regulatory approval for the sale of AFFC in October of 2004, the closing of the transaction did not take place and we terminated the definitive agreement in November of 2004.

      Management is currently assessing its options in regards to our strategic approach to AFFC. The strategic options being considered regarding our life insurance operations include the continued pursuit of the divestiture of this segment or the implementation of a capital strengthening plan to enable AFFC to better capture the economics of its existing book of business and grow the overall portfolio through the acquisition of closed blocks of policies.

      Although the divestiture of our non-standard auto had the desired effect of improving our financial condition, the significant losses experienced in the third quarter resulting from the four hurricanes hitting Florida and the southeast United States, the termination of the definitive agreement for the sale of our life business, and the magnitude of losses from discontinued operations in third quarter of 2003 have negatively impacted statutory surplus levels we were anticipating. At September 30, 2004 our consolidated statutory surplus will be approximately $130 million.

      In November of 2004, A.M. Best announced that our financial strength rating of "B" for both Vesta Fire and American Founders Life Insurance Company was under review with negative implications. A.M. Best cited the reduction in surplus levels from the current quarter losses from hurricanes and the reserve we established as a result of an adverse jury verdict in a lawsuit styled Muhl v. Vesta as the reason for the change in the rating action. For more information about the Muhl lawsuit, please refer to the discussion of Legal Proceedings elsewhere in this report.

      Following A.M. Best's announcement, we have taken two actions to enhance our statutory surplus. First, as discussed above, our holding company contributed 1.47 million shares of AIHI common stock to Vesta Fire, having a current market value of approximately $25 million. Second, we plan to increase our quota share reinsurance on our residential property business from 50% to 75%. Under the terms of the proposed increase, the cession of the additional 25% of our in force residential property business will be effective November 30, with a cession of 25% of the unearned premium on the subject business and new/renewal premium thereafter until the contract renewal in July, 2005. We believe these actions address the concerns expressed by A.M. Best, and we believe our insurance subsidiaries will maintain their current "B" rating. However, our standard property and casualty segment remains exposed to various external factors such as further catastrophic weather events, regulatory oversight, and competition from other insurance companies. Such factors could have a material adverse impact on our results of operations and could impact our current financial ratings and greatly hamper the Company's ability to obtain an improved rating. Management is unable to quantify the impact to our future business in the event we are unable to maintain our current financial strength rating.

Standard property-casualty segment

      The financial results of our property-casualty underwriting activities (including our standard property-casualty segment and the non-standard underwriting segments) primarily depend upon two variables: (1) the amount of premiums we collect, which is dependent upon rates and volume; and (2) the costs we incur to adjust and pay claims submitted by individuals we have insured.

      Earned premium revenue levels for our standard property-casualty activities are dependent upon two significant factors: premium rates and premium volumes. Subject to competitive and market trends and regulatory approval, premium rates are generally within our control, and we continuously monitor and seek to adjust rates as appropriate. During 2003, we received approval for six rate increases in our standard automobile business line in the states of North Carolina, Ohio, West Virginia and Pennsylvania, which represented a weighted average premium increase of approximately 5.5% on estimated annualized gross written premiums of $45.4 million. In addition, we received approval for an additional 6.1% rate increase in the first quarter of 2004 for West Virginia, which has estimated annualized written premiums of $20.5 million.

      During 2003, we also received approval for 17 rate increases in our standard residential property line in the states of West Virginia, Ohio, Pennsylvania, Tennessee, South Carolina, Arizona, Florida and New York which represented a weighted average premium increase of approximately 18.6% on estimated annual gross written premiums of $126.7 million. During the first quarter of 2004, we received approval for a weighted average premium increase of approximately 16.4% in New Jersey, New York, Alaska, Alabama, and West Virginia, on estimated annual gross written premiums of approximately $26.7 million. In the second quarter of 2004, we received approval for a weighted average premium increase of approximately 18.6% in Arizona, Massachusetts, Alaska and New Jersey on estimated annual gross written premiums of approximately $25.9 million.

      The degree to which the Company is able to realize the positive impact from these rate increases is contingent upon the degree to which we can sustain current net written premium levels. Decreased written premium levels due to competition, adverse developments from our financial strength ratings or changes in the degree to which we utilize reinsurance would reduce the impact of these rate increases. Furthermore, the impact of these rate increases may be reduced through future rate reductions enacted by state regulatory agencies.

      With respect to volume, our current surplus levels, coupled with the decrease in net written premiums resulting from our separation of our non-standard automobile underwriting segment and our current utilization of reinsurance, is such that the Company is in a position to maintain current gross written premium levels. In addition, improvements in our surplus levels from consistent profitability of our standard property and casualty segment may allow the Company, over time, to reduce its current level of reinsurance as a means to increase net written premiums. However, such opportunities are largely dependent upon underwriting decisions, future operating results (including the amount and extent of catastrophe losses) and the overall competitive environment. Tightening underwriting guidelines and lower policyholder retention renewal levels resulting from rate increases could negatively impact our ability to increase net written premiums. Furthermore, the failure of the Company to improve its current B financial strength rating could also negatively impact current written premium levels. As such, no assurances can be made that premium volumes will be retained or increased.

      The costs we incur to adjust and pay claims, known as loss and loss adjustment expenses, are largely beyond our control and depend primarily upon the frequency and/or severity of claims made by our policyholders. One measure of performance in the insurance industry is the "loss ratio," which is the ratio of (i) the sum of loss and loss adjustment expenses; to (ii) the sum of earned premiums and policy fees. Our loss ratio will generally increase or decrease according to the frequency and/or severity of claims made by our policyholders.

      Another key performance measure for insurance companies is the "combined ratio." The combined ratio compares (i) the sum of loss, loss adjustment expenses, operating expenses and policy acquisition expenses; to (ii) total earned premiums and policy fees. A combined ratio of less than 100% indicates underwriting profitability, without regard to investment income earned from investing the premium received.

Life insurance

      The financial results of our life insurance operations primarily depend upon (1) the amount we collect as premium; (2) the amount of investment income earned on invested premium; and (3) the benefits we pay to insureds upon their death. Unlike the standard property-casualty reporting segments, we include the investment income earned on invested premium in the results for our life insurance segment. The greatest variable in our revenue in the life segment is the amount of income we can earn on invested assets, which is dependent upon general interest rates and market conditions. The greatest variable in our expense from period to period is the mortality rate of our insureds, as mortality rates in excess of our actuarially predicted levels will adversely impact financial results in any given period.

Corporate and other

      The financial results of our corporate and other segment reflect other revenue and expenses that are not allocated to any particular segment, including (i) investment income related to our property-casualty underwriting operations; (ii) corporate interest expense; (iii) general corporate operating expenses; and (iv) realized investment gains and losses and gains from repurchases of our own debt securities at a discount.

Comparison of Third Quarter 2004 to Third Quarter 2003

      For the quarter ended September 30, 2004, we reported a net loss available to common shareholders of $59.7 million, or $1.68 per diluted share, compared with net income available to common shareholders of $4.3 million, or $0.12 per diluted share, reported for the previous year.

      The primary factors that impacted our financial results in the third quarter of 2004 were as follows:

  Our combined ratio in the standard property-casualty segment was 187.2% as compared to 93.2% for the third quarter of 2003. The combined ratio for the current quarter reflects a significant increase in the loss ratio from 59.0% in the prior year to 152.2% in the third quarter of 2004 reflecting catastrophe losses in the current quarter of $59 million related to four hurricanes that hit Florida and the Southeastern United States and catastrophe reinstatement premiums of $1.6 million.
  As a result of the consummation of the initial public offering of AIHI in the third quarter of 2004, the Company is accounting for its remaining 42.9% ownership in AIHI using the equity method. As such, AIHI's operating results are no longer consolidated in our financial statements. Rather, Vesta's pro-rata share of AIHI's net income is reflected as equity in net earnings of investee.
  As a result of the aforementioned AIHI initial public offering, Vesta recorded a gain on the sale of subsidiary of $12.7 million in the third quarter of 2004.
  A gain of $3.1 million was recognized in the third quarter of the current year related to the settlement of our arbitration with Dorinco on our 1997 20% whole account quota share treaty.
  A loss of $5.3 million was recognized in the third quarter of the current year related to a note resulting from our prior year sale of our health insurance operations.
  A loss from discontinued operations of $15.1 million was recognized in the third quarter of the current year predominately related to losses from our discontinued commercial and assumed reinsurance businesses.
  The establishment of a full valuation allowance for our net deferred tax assets in 2003 reduced the amount of income tax benefit reflected in the third quarter of 2004 from the effective rate experienced in prior years.

     For a depiction of the various components of revenue, expense and financial results for each of our business segments for the three and nine months ending September 30, 2004, refer to Note C included in this report.

Standard property-casualty segment

      In our standard property-casualty segment, we underwrite or sell personal automobile and residential property insurance through approximately 2,500 independent insurance sales agencies. In the third quarter of 2004, the standard property-casualty segment generated approximately $63.0 million in revenue, or approximately 77.6% of consolidated revenue.

      The Company entered into a 50% quota share agreement ("2003 50% Quota Share Agreement"), effective September 30, 2003, on our residential property book of business in the states of Alabama, Alaska, Arizona, California, Connecticut, Florida, Hawaii, Massachusetts, New Jersey, New York, Pennsylvania, Rhode Island, South Carolina, Tennessee, and West Virginia ("Continuing States"), representing the states in which the Company intends to continue to write new property and casualty business. Effective December 1, 2003, the residential property book of business in Texas was added to this 2003 50% Quota Share Agreement, which had been previously reinsured under a separate treaty covering only residential property business in Texas ("2002 50% Quota Share Agreements") from December 1, 2002 to November 30, 2003.

      Effective June 30, 2004, the Company commuted the 2003 50% Quota Share Agreement on a cut-off basis. Under the terms of the commutation, the Company will receive payment for all reserves previously ceded to the reinsurers and will be responsible for all losses incurred on or prior to June 30, 2004 from policies subject to this agreement.

      Simultaneous with the commutation of the 2003 50% Quota Share Agreement, the Company entered into a new 50% quota share agreement ("2004 50% Quota Share Agreement"). The 2004 50% Quota Share Agreement is effective for residential property business in our Continuing States, including Texas and retains similar economic terms including ceding commissions and profit sharing commissions. The initial term of the contract is one year. We are currently planning to increase the amount ceded under this agreement to 75%, which is to become effective on November 30, 2004 and will retain a renewal date of July 2005.

      Net premiums earned during the three months ended September 30, 2004 decreased $22.3 million, or 27.2%, to $59.6 million in the current period as compared to $81.9 million in the prior year. The most significant factor causing the decrease in net earned premiums in the current quarter relates to the impact of the Company's 2004 50% Quota Share agreement on the current quarter results. During the third quarter of 2004, approximately $19.1 million of premiums, excluding premiums earned in Texas, were ceded to our reinsurers under the 2004 50% Quota Share agreement. In the prior year, only premiums earned in Texas were subject a our 50% quota share agreement. Additionally, the Company's decision to withdraw from the homeowners and standard automobile lines in the Midwest and Mid-Atlantic regions further reduced net earned premiums by $5.8 million. Net earned premiums were further reduced by increases in catastrophe reinsurance reinstatement premiums, reflected as a reduction of earned premiums in our financial statements, in the amount of approximately $1.6 million. Offsetting these decreases was an increase in homeowners earned premiums in Texas and California of $2.8 million and an increase in standard auto earned premiums of $1.7 million.

      Policy fees, which are fees earned by our insurance companies based on gross written premiums, were $3.2 million during the three months ended September 30, 2004 compared to $3.5 million for the same period in the prior year. The decrease in policy fees is primarily due to written premium volume variances in the current quarter versus the prior quarter.

      Loss and loss adjustment expenses (LAE) for standard property casualty lines for the period ended September 30, 2004 increased by $45.2 million, or 89.7%, to $95.6 million from $50.4 million in the prior year. The increase in loss and loss adjustment expenses incurred was primarily attributable to catastrophe losses of $59.0 million incurred in the third quarter of 2004 related to four hurricanes that hit Florida and the Southeastern United States offset by the cession of approximately $11.0 million in non-catastrophe losses under the 2004 50% Quota Share agreement. The loss ratio for standard property-casualty segment increased to 152.2% for the third quarter of 2004 from 59.0% for the three months ended September 30, 2003. Excluding the impact of catastrophe losses, the loss ratio for the current period was 56.8% compared to 59.0% in the prior period reflecting the favorable non-catastrophe loss experience during both periods from both our homeowners and auto businesses.

      For the quarter ended September 30, 2004, policy acquisition expenses decreased by $7.2 million to $11.0 million from $18.2 million for the same period of the prior year. Improved terms under our current reinsurance agreements, as compared to those in place in the prior year, accounted for $6.7 million of the decrease in policy acquisition expenses, with the remaining reduction related to the level of premiums in the current quarter as compared to the prior quarter. Policy acquisition costs as a percentage of net premiums earned for the quarter ended September 30, 2004 was 18.5% as compared to 22.2% for the same period in the prior year. Although future policy acquisition costs can be impacted by future underwriting results of our homeowners business subject to the 2004 50% quota share agreement, the Company has approximately $10.6 million of loss carryforwards associated with the 2004 50% Quota Share Agreement as of September 30, 2004. As a result, we will not earn any profit sharing commissions until such time that the cumulative amount of profit sharing commissions exceeds the accumulated loss carryforwards. As such, management expects that our policy acquisition costs will remain relatively consistent with those costs reflected in the third quarter of 2004 throughout the remaining term of the 2004 50% Quota Share Agreement.

      Operating expenses during the third quarter of 2004 remained consistent with those of the prior quarter.

Life insurance segment

      We provide a variety of life insurance products through American Founders Financial Corporation, a holding company for two life insurance companies domiciled in Texas. American Founders' business is driven primarily by the acquisitions of closed blocks of life insurance policies and, to a lesser extent, by marketing and distributing its fixed annuity products. Our life insurance products are sold through marketing firms, financial institutions and 400 independent agents located throughout 41 states and the District of Columbia. At September 30, 2004, American Founders had approximately $2.0 billion (face value) of life and annuity products in force, and approximately $731.1 million in invested assets.

      In the third quarter of 2004, our life insurance segment generated approximately $9.7 million in revenue, or approximately 12.0% of consolidated revenue. Our life insurance segment pre-tax income decreased $0.3 million, or 20.0%, to $1.2 million for the three months ended September 30, 2004 compared to $1.5 million for 2003. This decrease is attributed to a lower level of premiums and realized gains in the current quarter, offset by higher levels of investment income and lower operating expenses.

      Investment income increased $0.3 million from $6.7 million for the three months ended September 30, 2003 to $7.0 million in the current year. The increase in investment income was predominately due to higher yields and a higher level of invested assets. The weighted average annualized yield on invested assets for the third quarter of 2004 (excluding realized and unrealized gains/losses and assets held in trust related to our reinsurance agreement with ERC) was 4.9% compared with 4.8% for the prior year period reflecting the overall increase in interest rates during the past twelve months. Additionally, our average invested assets increased approximately 2.8% as compared to the prior year. Policyholder benefits increased $0.2 million to $5.5 million in the third quarter of 2004 as compared to $5.3 million in the third quarter of 2003 primarily due to the adoption of Statement of Position 03-1, "Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts ("SOP 03-1"), which required us to modify our reserving methodologies to increase reserves on our single premium deferred annuity products.

Corporate and other segment

      For the quarter ended September 30, 2004, net investment income related to our property-casualty underwriting operations decreased by $1.1 million to $2.3 million from $3.4 million in 2003. The decrease in investment income is predominately due to a lower level of invested assets in the current period as compared to the prior period. Average invested assets decreased from $409.0 million in the prior quarter to $350.0 million in the current quarter, reflecting the reduction of invested assets resulting from the increased use of reinsurance beginning on September 30, 2004 and continuing through the first nine months of 2004.

      In 2004, realized losses increased $3.7 million to $4.7 million from $1.0 million in the prior year. The increase in realized losses is predominately related to a $5.3 million loss on a note related to the sale of our health insurance operations.

      Our interest expense includes interest payable on our 8.75% senior debentures due in 2025 and commercial credit borrowings. Interest expense decreased approximately $0.3 million resulting from a lower average outstanding balance on our line of credit.

      In 2004, operating expenses decreased $0.2 million to $3.9 million in the third quarter of 2004 compared to $4.1 million in third quarter of 2003. This decrease predominately relates to lower level of legal expenses in the current quarter as compared to the prior year.

Equity in net earnings of investee

      With the consummation of the initial public offering of AIHI in the third quarter of 2004 and the resulting equity accounting treatment applied to our 42.9% retained ownership of AIHI, our pro-rata share of the net income of AIHI for the third quarter is reflected as equity in net earnings of investee on our consolidated statement of operations. All prior period amounts continue to be reflected as originally reported.

Discontinued operations

      In the fourth quarter of 2002, we made the decision to exit the health insurance and consulting business lines and disposed of these segments in 2003. Accordingly, our health insurance and consulting lines results for all periods presented have been classified in our financial statements as part of discontinued operations. Due to the disposal of these segments in 2003, our financial statements as of and for the three months ended September 30, 2004 were not materially impacted from our previous health insurance and consulting business lines. However, our financial statements for the three months ended September 30, 2003 reflect a loss of $1.1 million related to the sale of our health insurance and consulting business.

      In 2000 and 1999, we exited the reinsurance assumed and commercial lines businesses, respectively. As a result, the reporting for these business lines is included in discontinued operations in our financial statements. At the time we made the decision to exit each of these business lines, we estimated the reserves required to fulfill our expected future obligations with respect to these discontinued operations. However, we continue to monitor our recorded estimates with respect to ultimate settlement on an ongoing basis.

      For the three months ended September 30, 2004, our loss from the reinsurance assumed and commercial lines of business was $15.1 million compared to losses of $0.9 million in the prior year, reflecting a $15.0 million loss related to the Muhl lawsuit.

Income taxes

      As a result of the determination made in 2003 that a full deferred tax asset valuation allowance was warranted and the utilization of net operating loss carryforwards during the current quarter, our results for the three months ended September 30, 2004 only reflects income tax expense and income tax benefits related to our life insurance operations, which are not included in the Vesta Insurance Group, Inc. consolidated income tax return.

Comparison of Nine Months Ended September 30, 2004 with Nine Months Ended September 30, 2003

      For the nine months ended September 30, 2004, we reported a net loss available to common shareholders of $42.2 million, or $1.19 per diluted share, compared with a net loss available to common shareholders of $3.6 million, or $0.10 per diluted share, reported for the previous year.

      The primary factors that impacted our financial results in the nine-months ended September 30, 2004 were as follows:

  Our combined ratio in the standard property-casualty segment was 124.5% as compared to 104.1% for the first nine months of 2003. The combined ratio for the current period reflects an increase in the loss ratio from 68.4% in the prior year to 96.8% in the first nine months of 2004 reflecting catastrophe losses of $66.6 million in the current period compared to $27.9 million in the nine months ended September 30, 2003. Offsetting the increase in losses related to catastrophes, the current quarter's combined ratio reflects a lower level of policy acquisition expenses principally due to our increased use of reinsurance and improved terms on this reinsurance.
  As a result of the consummation of the initial public offering of AIHI in the third quarter of 2004, the Company is accounting for its remaining 42.9% ownership in AIHI using the equity method. As such, AIHI's operating results are no longer consolidated in our financial statements. Rather, Vesta's pro-rata share of AIHI's net income is reflected as equity in net earnings of investee.
  As a result of the aforementioned AIHI initial public offering, Vesta recorded a gain on the sale of subsidiary of $12.7 million in the third quarter of 2004.
  A loss of $5.3 million was recognized in the third quarter of the current year related to a note resulting from our prior year sale of our health insurance operations.
  A gain of $7.0 million was recognized in the second and third quarters of the current year related to the settlement of our arbitration with NRMA and Dorinco on our 1997 20% whole account quota share treaty.
  A loss from discontinued operations of $19.6 million was recognized in the current year predominately related to losses from our discontinued commercial and assumed reinsurance businesses.
  The establishment of a full valuation allowance for our net deferred tax assets in 2003 reduced the amount of income tax benefit reflected in the third quarter of 2004 from the effective rate experienced in prior years.

Standard property-casualty segment

      In the first nine months of 2004, the standard property-casualty segment generated approximately $186.9 million in revenue, or approximately 45.7% of consolidated revenue.

      Net premiums earned during the nine months ended September 30, 2004 decreased $58.8 million, or 24.7%, to $178.9 million in the current period as compared to $237.7 million in the prior year. The most significant factor causing the decrease in net earned premiums in the current period relates to the impact of the Company's 2004 50% Quota Share agreement on the current period's results. During the first three quarters of 2004, approximately $56.3 million of premiums, excluding premiums earned in Texas, were ceded to our reinsurers under the 2004 50% Quota Share agreement. In the prior year, only premiums earned in Texas were subject to our 50% quota share agreement. Additionally, the Company's decision to withdraw from the homeowners and standard automobile lines in the Midwest and Mid-Atlantic regions further reduced net earned premiums by $16.5 million. Net earned premiums were further reduced by increases in catastrophe reinsurance premiums, reflected as a reduction of earned premiums in our financial statements, in the amount of approximately $1.6 million. Offsetting these decreases was an increase in homeowners earned premiums, predominately related to Texas.

      Policy fees, which are fees earned by our insurance companies based on gross written premiums, were $7.5 million during the nine months ended September 30, 2004 compared to $8.5 million for the same period in the prior year. The decrease in policy fees is primarily due to the higher level of policy fee cessions to reinsurers in the first six months of 2004 as compared to the prior year as policy fees are not ceded under the 2004 50% Quota Share agreement.

      Loss and loss adjustment expenses (LAE) for standard property casualty lines for the nine months ended September 30, 2004 increased by $12.1 million, or 7.2%, to $180.5 million from $168.4 million in the prior year. The increase in loss and loss adjustment expenses incurred was primarily attributable to catastrophe losses of $67.4 million incurred in the first nine months of 2004, primarily related to four hurricanes that hit Florida and the Southeastern United States. This compares to catastrophe losses of $27.9 million in the prior year. Offsetting the impact of catastrophe losses in the current year is the increased cession of non-catastrophe losses under the 2003 and 2004 50% Quota Share agreements. The loss ratio for standard property-casualty segment increased to 96.8% for the nine months ended September 30, 2004 from 68.4% for the nine months ended September 30, 2003. Excluding the impact of catastrophe losses, the loss ratio for the current period was 59.8% compared to 57.1% in the prior period reflecting the adverse loss experience in certain western states and the Northeastern United States.

      For the nine months ended September 30, 2004, policy acquisition expenses decreased by $35.8 million to $18.8 million from $54.6 million for the same period of the prior year. Improved terms under our current reinsurance agreements, as compared to those in place in the prior year, accounted for $25.3 million of the decrease in policy acquisition expenses. In addition, the decrease in overall net premiums earned resulting from the increased use of reinsurance resulted in the remaining decrease. Policy acquisition costs as a percentage of net premiums earned for the quarter ended September 30, 2004 was 10.5% as compared to 22.9% for the same period in the prior year reflecting the improved reinsurance terms.

      At September 30, 2004, the Company has approximately $10.6 million of profit sharing loss carryforwards associated with the 2004 50% Quota Share Agreement. As a result, we will not earn any profit sharing commissions until such time that the cumulative amount of profit sharing commissions exceeds the accumulated loss carryforwards. As such, management expects that our policy acquisition costs will remain relatively consistent with those costs reflected in the third quarter of 2004 throughout the remaining term of the 2004 50% Quota Share Agreement.

      Operating expenses decreased $0.6 million to $32.7 million during the nine months ended September 30, 2004 from $33.3 million in the same period in the prior year. The decrease in operating expenses is primarily attributable to a lower level of standard property and casualty related legal expenses.

Life insurance segment

      In the first nine months of 2004, our life insurance segment generated approximately $31.6 million in revenue, or approximately 7.7% of consolidated revenue. Our life insurance segment pre-tax income decreased $0.6 million, or 11.3%, to $4.7 million for the nine months ended September 30, 2004 compared to $5.3 million for 2003. This decrease is attributed to lower earned premiums and lower investment income and higher loss levels.

      Investment income decreased $0.7 million from $21.5 million for the nine months ended September 30, 2003 to $20.8 million in the current year. The weighted average annualized yield on invested assets for the nine months of 2004 (excluding realized and unrealized gains/losses and assets held in trust related to our reinsurance agreement with ERC) was 4.8% compared with 5.0% for the prior year period. Offsetting the decrease in yield on our invested assets was a 2.6% increase in average invested assets. Policyholder benefits increased $1.3 million in the current year primarily due to the adoption of Statement of Position 03-1, "Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts ("SOP 03-1"), which required us to modify our reserving methodologies to increase reserves on our single premium deferred annuity products.

Corporate and other segment

      For the nine months ended September 30, 2004, net investment income related to our property-casualty underwriting operations decreased by $2.8 million to $7.3 million from $10.1 million in 2003. The decrease in investment income is predominately due to a lower level of invested assets in the current period as compared to the prior period. Average invested assets decreased from $420.9 million in the prior quarter to $348.9 million in the current quarter, reflecting the reduction of invested assets resulting from the increased use of reinsurance beginning on September 30, 2004 and continuing through the first nine months of 2004.

      In 2004, we recorded realized losses of $3.8 million compared to realized gains of $4.5 million in the prior year. The most significant factors impacting the variance of realized gain/loss activity were a lower level of sales activity in the current year and the recording of a $5.3 million loss in the current year related to the note stemming from the sale of our health insurance operations in 2003.

      Our interest expense includes interest payable on our 8.75% senior debentures due in 2025 and our commercial credit borrowings. Interest expense decreased approximately $0.7 million in the current year reflecting the reduction in our average balance outstanding on our line of credit.

      The Company's adoption of the provisions of SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" ("SFAS No. 150") resulted in the Deferrable Capital Security distributions for the nine months ended September 30, 2004 being included as a component of pre-tax income (loss). Pursuant to the provisions of SFAS No. 150, the classification of Deferrable Capital Security distributions for prior periods was not changed. As a result, an expense of $1.3 million was included as a component of pre-tax income (loss) in the corporate and other segment in 2004 compared to $0.5 million the prior period.

      In 2004, operating expenses decreased $0.8 million from $13.0 million in the first nine months of 2003 to $12.2 million in the first nine months of 2004 reflecting a reduction in the level of legal expenses in the current year predominately related to reinsurance arbitrations.

Discontinued operations

      For the nine months ended September 30, 2004, we recorded a loss from the reinsurance assumed and commercial lines of business of $19.2 million. These losses are primarily related to costs associated with commuting certain reinsurance treaties and development of losses on these lines beyond our original estimates and a $15 million loss recorded in the third quarter of the current year related to the Muhl lawsuit.

      Based upon available information, we believe the recorded reserves for discontinued operations at September 30, 2004 are adequate. However, we will continue to monitor these reserves and their related claims activity and experience. Further adjustments to our estimates could be necessary as we continue to run off the remaining outstanding claims.

Income taxes

      As a result of the determination made in 2003 that a full deferred tax asset valuation allowance was warranted and the utilization of net operating loss carryforwards during the current quarter, our results for the nine months ended September 30, 2004 only reflects income tax expense and income tax benefits related to our life insurance operations, which are not included in the Vesta Insurance Group, Inc. consolidated income tax return, certain state income taxes not impacted by our deferred tax asset valuations and changes to our deferred tax balances related to our available-for-sale investment securities that are reflected in our consolidated financial statements at fair value.

Liquidity and Capital Resources

Liquidity and Capital Resources - Holding Company

      Vesta Insurance Group, Inc. (Vesta) is a holding company whose principal asset is its investment in the capital stock of the companies constituting the Vesta Insurance Group. The principal uses of funds at the holding company level are to pay (1) operating expenses; (2) principal and interest on outstanding indebtedness; and (3) dividends to stockholders as declared by the Board of Directors.

      Vesta's principal source of liquidity and capital resources to meet its holding company obligations is dividends paid by our subsidiaries. Given our organizational structure, we rely on two subsidiaries to pay dividends to our holding company or otherwise fund the obligations of our holding company on its behalf: Vesta Fire Insurance Corporation, an Illinois domiciled insurer, and J. Gordon Gaines, Inc., a Delaware business corporation. With the consummation of the initial public offering of AIHI, the restructuring of the holding company's revolving line of credit, and our recent contribution of 1.47 million shares of AIHI common stock to Vesta Fire, our holding company now holds approximately 0.8 million shares of AIHI stock that is not pledged under any agreement. The only restriction as to these shares relates to our limitation to sell such securities until January, 2005 under the terms of the initial public offering and other applicable security regulations.

Dividends from Vesta Fire

      Transactions between Vesta and its insurance subsidiaries, including the payment of dividends, are subject to certain limitations under the insurance laws of those subsidiaries' domiciliary states. The insurance laws of the state of Illinois, where Vesta Fire is domiciled, permit the payment of dividends out of unassigned surplus in any year which, together with other dividends or distributions made within the preceding 12 months, do not exceed the greater of 10% of statutory surplus as of the end of the preceding year or the net income for the preceding year, with larger dividends payable only after receipt of prior regulatory approval. The Illinois Insurance Department has indicated that these dividend limitations prohibit the payment of dividends if the insurer has negative or zero "unassigned funds" at the end of the prior year, as reported on its statutorily required annual statement. Our lead insurance subsidiary, Vesta Fire, reported negative "unassigned funds" on its annual statement for 2003, and is expected to continue to report negative unassigned funds for the foreseeable future. Accordingly, we may not be able to declare and pay a dividend from our lead insurance company subsidiary for the foreseeable future without prior approval. There can be no assurance that Vesta Fire will be able to obtain the requisite regulatory approval for the payment of dividends. Vesta Fire has not paid any dividends during 2004 and 2003.

Dividends from J. Gordon Gaines

      J. Gordon Gaines, Inc. provides administrative services to all of our property - casualty insurance subsidiaries in exchange for fees pursuant to an administrative services agreement and, with respect to our Texas Select Lloyds Insurance Company, an attorney-in-fact agreement. These management agreements are subject to certain regulatory standards which generally require their terms and fees to be fair and reasonable. The Illinois or Texas Departments of Insurance may review these agreements from time to time to ensure the reasonableness of their terms and fees, and it is possible that such terms and fees could be modified to reduce the amounts available to our holding company. Assuming these management agreements are not modified in a material respect, we believe that J. Gordon Gaines, Inc. will be able to pay dividends to Vesta, or otherwise fund the obligations of our holding company on its behalf, sufficient to fund our anticipated operating cash flows and scheduled debt service for at least the next twelve months.

Credit Facilities

      Effective September 30, 2004, we amended our existing $30 million revolving credit arrangement with First Commercial Bank of Birmingham, Alabama ("First Commercial"). The amended revolving credit agreement is collateralized by a pledge of 2.5 million shares of our holding company's ownership in the common stock of Affirmative Insurance Holdings, Inc. In addition, Vesta is required to maintain a loan to collateral ratio of 80% throughout the term of the agreement. The facility will continue to bear interest at First Commercial's prime rate and will mature no earlier than June 30, 2006. As of September 30, 2004, we had drawn the entire $30 million available under the Agreement.

      This amended credit agreement contains covenants which require us to maintain (i) consolidated annual GAAP net loss from continuing operations not to exceed $20 million for fiscal year 2004 and annual GAAP net income from continuing operations in excess of $12 million thereafter, (ii) consolidated debt to capital ratio of no more than 60%, measured annually beginning on December 31, 2005, (iii) an A.M. Best rating of "B" or better, measured continuously, (iv) a minimum statutory surplus level of $145 million as of December 31, 2004 and at least $150 million thereafter measured on December 31st of each year, (v) an interest coverage ratio of not less than 1.5 to 1 for any calendar year beginning December 31, 2005 (vi) risk-based capital of not less than 150% of the NAIC's authorized control level, measured annually beginning on December 31, 2004.

      As of September 30, 2004, the Company was in compliance with all of the amended covenants. Although management does not anticipate an event of default in the future under the amended covenants, there can be no assurance that we will remain in compliance with these covenants. Furthermore, current dividend levels from Vesta Fire and J. Gordon Gaines would not be sufficient to repay the anticipated outstanding balance of this credit facility were we to violate a covenant without seeking prior approval. Although management believes the Company would be able to secure waivers on any future covenant violations, the failure to obtain such waivers of the potential covenant violations or refinance the credit facility on similar terms could have a material adverse impact on our financial condition. The failure of the Company to secure refinancing of the credit facility would force the Company to secure other forms of financing as current operating cash flows would not be sufficient to cover the contractually required debt service requirements. The Company's inability to secure other financing to refinance the credit facility would have a material adverse impact on the Company. Additionally, refinancing the Credit Facility with other financing at higher interest rates could negatively impact the Company's financial performance.

Liquidity and Capital Resources - Subsidiary Operations

      The principal sources of funds for our insurance subsidiaries are premiums, investment income and proceeds from the sale or maturity of invested assets. The principal uses of funds in our subsidiary operations are the payment of claims, operating expenses, commissions and the purchase of investments. Our subsidiaries also borrow funds from the Federal Home Loan Bank from time to time and invest the proceeds at higher interest rates.

Contingent Obligations

      Our subsidiary operations are also involved in ongoing reinsurance recoverable disputes that could result in an obligation to repay certain amounts to reinsurers from whom we have collected funds. In connection with these disputes, our principal operating subsidiary, Vesta Fire, has obtained letters of credit for the benefit of reinsurers for which it is contingently liable. At September 30, 2004, Vesta Fire was contingently liable for $11.7 million under the terms of letters of credit obtained in connection with these reinsurance disputes.

      Additionally, we regularly obtain letters of credit or otherwise pledge securities for the benefit of ceding insurers in our nonstandard underwriting segment pursuant to reinsurance contracts. As of September 30, 2004, we had pledged securities with a market value of approximately $16.8 million pursuant to these reinsurance contracts.

Inter-company obligations

      In addition to the contractual obligations of our holding company to third parties, our holding company owes contractual obligations to certain of our subsidiaries that are eliminated in the consolidation of our financial statements. As of September 30, 2004, our insurance company subsidiaries held $13.2 million face amount of our 8.75% Senior Debentures due 2025 and $44.1 million face amount of our 12.5% Senior Notes due in December of 2005. Our holding company paid these subsidiaries approximately $5.1 million in interest payments in 2004 which was eliminated in consolidation.

      Current dividend levels from Vesta Fire and J. Gordon Gaines are not sufficient to repay a significant portion of the inter-company obligations. Failure to repay these amounts could have a material adverse effect on the statutory capital of our subsidiaries. Furthermore, failure to receive regulatory approval to refinance these obligations on favorable terms could negatively impact the financial results of the Company.

Cash Flows

      On a consolidated basis, net cash used in operations for the nine months ended September 30, 2004 and 2003 was $7.3 million and $1.1 million, respectively. Cash flow from operations for the current period was negatively impacted through higher levels of net losses and high levels of claims payments related to catastrophe activity during the quarter. Net cash used in investing activities was $8.6 million and $57.4 million for the nine months ended September 30, 2004 and 2003, respectively as the level of investment security purchases decreased during the current quarter, offset by decreases in security sales, and the level of cash paid for acquisitions decreased. Net cash used in financing activities was $17.9 million and $16.8 million for the nine months ending September 30, 2004 and 2003, respectively. In 2003, increased FHLB borrowings was the main factor in the use of cash whereas in the current quarter, higher levels of insurance deposits was the most significant factor.

B.    Legal Proceedings

Reinsurance Arbitration/Litigation

      As discussed in previous SEC filings, in 1998 we corrected our accounting for assumed reinsurance business through restatement of our previously issued financial statements. Similar corrections were made on a statutory accounting basis through recording cumulative adjustments in Vesta Fire's 1997 statutory financial statements. The impact of this correction has been reflected in amounts ceded under our 20 percent whole account quota share treaty, which was terminated on June 30, 1998 on a run-off basis. We believed such treatment was appropriate under the terms of this treaty and calculated the quarterly reinsurance billings presented to the three treaty participants accordingly.

      NRMA Insurance Limited ("NRMA"), one of the participants in the 20 percent whole account quota share treaty, filed a lawsuit in the United States District Court for the Northern District of Alabama contesting our billings.

      NRMA sought rescission of the treaty and a temporary restraining order preventing us from drawing down approximately $34.5 million of collateral. We filed a demand for arbitration as provided for in the treaty and also filed a motion to compel arbitration which was granted in the United States District Court action. Vesta reached an agreement with NRMA to collect the $34.5 million of collateral in exchange for posting a $25 million letter of credit in favor of NRMA to provide collateral for any amounts NRMA may recover as a result of the arbitration. Pursuant to an order of the NRMA arbitration panel Vesta posted an additional $4.8 million letter of credit in October, 2003 in favor of NRMA. We also filed for arbitration against Alfa Mutual Insurance Company ("Alfa") and Dorinco Reinsurance Company ("Dorinco"), the other two participants on the treaty.

      On March 1, 2004 the NRMA panel ruled in favor of NRMA and as a result, the Company incurred a charge of $33.5 million to its 2003 fourth quarter earnings. While the NRMA ruling does not set a binding precedent regarding Vesta's other arbitrations and while there are distinct facts and circumstances underlying and affecting our billing disputes with the other participants, for financial reporting purposes, the Company incurred a charge to its recoverable from the other treaty participants of $30.1 million in the fourth quarter of 2003 to record the recoverable at the Company's best estimate of realizable value. On March 4, 2004, Vesta filed a motion to vacate this arbitration award in the United States District Court for the Northern District of Alabama, Southern Division. The grounds for this motion was the evident partiality of the neutral umpire. On May 5, 2004, the court issued an order granting Vesta's request for limited discovery and set an evidentiary hearing on Vesta's motion to vacate the arbitration award for August 25, 2004. During the second quarter of 2004, this matter was settled by the parties for a payment of $25 million by Vesta to NRMA. As a result of the settlement, the Company recorded a reduction to litigation and billing dispute settlements of $3.8 million in the 2nd quarter of 2004. Vesta made such payment in July of 2004 and cancelled the letters of credit of $29.8 million related to the NRMA arbitration.

      During the third quarter of 2004, Dorinco's portion of this billing dispute was settled by the parties for an agreed payment of $12 million by Dorinco to Vesta. As a result of the settlement, the Company recorded a reduction to litigation and billing dispute settlements, the line item in which the original charge was classified, to reflect a decrease of $3.1 million in the necessary valuation allowance as of September 30, 2004. Vesta received such payment in October of 2004.

      The hearing on the merits of the arbitration with Alfa was scheduled for May, 2003, however on April 21, 2003, Alfa filed a lawsuit against Vesta Fire in the state court in Montgomery, Alabama seeking a declaration from the court on certain procedural and organizational matters and requesting that the court stay the arbitration proceedings during the pendency of the litigation in state court in Alabama. On April 24, 2003, the court issued a temporary restraining order staying the proceedings in the on-going arbitration in order to maintain the status quo until the merits of Alfa's petition could be heard and determined. After the hearing in the Circuit Court of Montgomery County on December 8 and 9, 2003, the court decided the procedural and organizational matters partially in favor of the Company and partially for Alfa. The hearing has been rescheduled for the weeks of March 7th and March 14th, 2005.

      Muhl vs. Vesta is a case pending in the Supreme Court of the State of New York, County of New York, brought by the Liquidator of Midland Insurance Company ("Midland"), claiming recoveries under two alleged retrocession agreements (Pool I and Pool III) between Midland and Interstate Fire Insurance Company, Vesta's predecessor in interest. The plaintiff is seeking approximately $22.0 million in damages comprised of approximately $16.0 million of claims and approximately $6.0 million of interest on paid claims. During the third quarter of 2004, the court ruled that the case would be bifurcated with separate trials on Pool I and Pool III. The trial on the issue of the existence, terms and conditions of Pool III commenced on November 1, 2004. On November 8, 2004 a verdict was reached in favor of the plaintiff that Pool III does exist. Management, in consultation with its attorneys, believes there are appealable issues from the trial on the existence of Pool III and intends to file an appeal. However, at the request of the plaintiff, we have agreed to enter mediation to attempt to resolve the issues of breach of contract and damages.

      Based on the ruling on the existence of Pool III, the agreement of the parties to enter formal mediation and advice of outside counsel, the Company recorded a loss of $15.0 million in the third quarter of 2004.

      Vesta vs. New Cap Re is an arbitration against an Australian reinsurer, to collect reinsurance recoverables pursuant to two accident year excess of loss ratio reinsurance agreements. In the arbitration, New Cap Re challenged Vesta's earlier draw on a Letter of Credit for $7.5 million, which was held in connection with one of the two contracts. Shortly after the arbitration commenced, New Cap Re became the subject of insolvency proceedings in Australia and an ancillary proceeding in the U.S. Bankruptcy Court in New York. The Bankruptcy Court stayed all pending litigation and arbitration against New Cap Re, and we appealed that ruling to the Southern District of New York, and ultimately to the U.S. Court of Appeals for the Second Circuit, which recently affirmed the Bankruptcy Court's stay of the arbitration against New Cap Re. Hence, our efforts to recover losses as well as New Cap Re's efforts to challenge the earlier draw on the $7.5 million Letter of Credit by us are stayed and the company's options may be limited to seeking adjudication of the dispute in Australia.

      On September 5, 2002, New Cap Re served us with an Application pursuant to Section 588FF of the Australian Corporations Act seeking an order directing us to pay New Cap Re and its liquidator $1.0 million that Vesta allegedly received as an "unfair preference" and/or arising out of an "uncommercial transaction," as those terms are defined by the Corporations Act. We filed a Notice of Appearance on October 31, 2002. The liquidator filed a Statement of Claim on August 13, 2003, and the Company filed its defense on December 18, 2003. Document discovery has commenced. While management intends to vigorously defend this matter, given the preliminary nature of these proceedings, it is too early to evaluate the likelihood of success.

Indemnification Agreements and Liability Insurance

      Pursuant to Delaware law and our by-laws, we are obligated to indemnify our current and former officers and directors for certain liabilities arising from their employment with or services to Vesta, provided that their conduct complied with certain requirements. Pursuant to these obligations, we have been advancing costs of defense and other expenses on behalf of certain current and former officers and directors, subject to an undertaking from such individuals to repay any amounts advanced in the event a court determines that they are not entitled to indemnification. During the nine months ended September 30, 2004, funding of such expenses was less than $50 thousand.

Other

      Our subsidiary, American Founders, is a defendant in a lawsuit brought by a judgment creditor of IFS Holdings, Inc. - the former holder of American Founders' series A and C preferred stock - alleging that American Founders redeemed its Series A and Series C preferred stock from IFS Holdings, Inc. for less than "reasonably equivalent value," and, therefore, engaged in a voidable fraudulent transfer. American Founders believes (i) that the redemption transaction was for reasonably equivalent value; and (ii) that the allegations brought against it in this lawsuit are without merit. Due to IFS's bankruptcy in 2001, the real party in interest to pursue this claim is the bankruptcy trustee administering IFS's estate in bankruptcy. The trustee has recently filed a lawsuit pursuing this claim in the United States Bankruptcy Court for the Southern District of Texas. It is the opinion of management, that the resolution of the lawsuit is not expected to have a material adverse effect on our financial position.

      Vesta and two former officers of Vesta are defendants in a lawsuit styled James H. Cashion, Jr. d/b/a American Health Underwriters v. Vesta Insurance Group, Inc., et al. Plaintiff, a former general agent of our subsidiary States General Life Insurance Company, which we purchased in 2001 and disposed of in 2003, alleges that the defendants engaged in an actionable civil conspiracy to tortiously interfere with his agency contracts. The civil conspiracy claim is premised, in part, on certain payments made to these two former officers of Vesta by another agent who replaced Mr. Cashion. The plaintiff is seeking actual and punitive damages. Vesta denies tortiously interfering with plaintiff's agency contract, believes the claims asserted against it have no merit, and is vigorously defending this lawsuit. The trial court recently denied the defendant's motion to compel arbitration, which decision is currently on appeal to the Texas Supreme Court. Discovery has been stayed pending resolution of this appeal. In the opinion of management, resolution of this lawsuit is not expected to have a material adverse effect on our financial position.

      Vesta, through its subsidiaries, is routinely a party to pending or threatened legal proceedings and arbitration relating to the regular conduct of its insurance business. These proceedings involve alleged breaches of contract, torts, including bad faith and fraud claims and miscellaneous other specified relief. Based upon information presently available, and in light of legal and other defenses available to Vesta and its subsidiaries, management does not consider liability from any threatened or pending litigation regarding routine matters to be material.

Credit Facilities

      Effective September 30, 2004, we amended our existing $30 million revolving credit arrangement with First Commercial Bank of Birmingham, Alabama ("First Commercial"). The amended revolving credit agreement is collateralized by a pledge of 2.5 million shares of our holding company's ownership in the common stock of Affirmative Insurance Holdings, Inc. In addition, Vesta is required to maintain a loan to collateral ratio of 80% throughout the term of the agreement. The facility will continue to bear interest at First Commercial's prime rate and will mature no earlier than June 30, 2006. As of September 30, 2004, we had drawn the entire $30 million available under the Agreement.

      This amended credit agreement contains covenants which require us to maintain (i) consolidated annual GAAP net loss from continuing operations not to exceed $20 million for fiscal year 2004 and annual GAAP net income from continuing operations in excess of $12 million thereafter, (ii) consolidated debt to capital ratio of no more than 60%, measured annually beginning on December 31, 2005, (iii) an A.M. Best rating of "B" or better, measured continuously, (iv) a minimum statutory surplus level of $145 million as of December 31, 2004 and at least $150 million thereafter measured on December 31st of each year, (v) an interest coverage ratio of not less than 1.5 to 1 for any calendar year beginning December 31, 2005 (vi) risk-based capital of not less than 150% of the NAIC's authorized control level, measured annually beginning on December 31, 2004.

      As of September 30, 2004, the Company was in compliance with all of the amended covenants. Although management does not anticipate an event of default in the future under the amended covenants, there can be no assurance that we will remain in compliance with these covenants. Furthermore, current dividend levels from Vesta Fire and J. Gordon Gaines would not be sufficient to repay the anticipated outstanding balance of this credit facility were we to violate a covenant without seeking prior approval. Although management believes the Company would be able to secure waivers on any future covenant violations, the failure to obtain such waivers of the potential covenant violations or refinance the credit facility on similar terms could have a material adverse impact on our financial condition. The failure of the Company to secure refinancing of the credit facility would force the Company to secure other forms of financing as current operating cash flows would not be sufficient to cover the contractually required debt service requirements. The Company's inability to secure other financing to refinance the credit facility would have a material adverse impact on the Company. Additionally, refinancing the Credit Facility with other financing at higher interest rates could negatively impact the Company's financial performance.

C.    Income Taxes

      Deferred income taxes are provided for temporary differences between amounts of assets and liabilities for financial reporting purposes and the basis of such assets and liabilities as measured by tax laws and regulations, as well as net operating losses, tax credits and other carryforwards. SFAS No. 109, "Accounting for Income Taxes", requires that deferred tax assets be reduced by a valuation allowance if, based on available evidence, it is more likely than not that all of the recorded deferred tax assets will not be realized in future periods. This assessment requires significant judgment, and an evaluation of both objective and subjective positive and negative factors.

      We evaluate the recoverability of our deferred tax assets on an ongoing basis. In making this evaluation during 2003, we considered all available positive and negative evidence, including our past results, the existence of significant cumulative losses in recent years, and our estimate of future taxable income.

      While we anticipate being profitable in future periods, the combination of significant cumulative losses in recent years and uncertainty with respect to the recoverability of our year-end deferred tax asset balances within a reasonable time frame, warranted the recording of a valuation allowance under SFAS No. 109. Accordingly, we recorded a valuation allowance of $75.4 million for the year ended December 31, 2003, which represents our net deferred tax asset balance for which corresponding deferred tax liabilities did not offset. This valuation allowance, coupled with valuation allowances recorded in prior years associated with certain purchase acquisitions, resulted in an aggregate valuation allowance of $82.7 million as of December 31, 2003.

      As a result of the determination made in 2003 that a full deferred tax asset valuation was warranted, our results for the three and nine months ended September 30, 2004 only reflects income tax expense related to our life insurance operations, which are not included in the Vesta Insurance Group, Inc. consolidated income tax return, and certain state income taxes not impacted by our deferred tax asset valuations. For the nine months ended September 30, 2004, changes in our deferred tax balances and the initial public offering of AIHI resulted in the lowering the aggregate deferred tax asset valuation allowance to $73.1 million.

      We will continue to review our estimated taxable income in relation to our actual results on an ongoing basis. In the event that certain planned transactions are consummated or management believes that existing uncertainties regarding our forecasted taxable income are minimized, the existing valuation allowance may be reversed.

D.    Reinsurance

      The Company's insurance subsidiaries entered into a 50% quota share agreement ("2003 50% Quota Share Agreement"), effective September 30, 2003, on our residential property book of business in the states of Alabama, Alaska, Arizona, California, Connecticut, Florida, Hawaii, Massachusetts, New Jersey, New York, Pennsylvania, Rhode Island, South Carolina, Tennessee, and West Virginia ("Continuing States"), representing the states in which the Company intends to continue to write new property and casualty business. Effective December 1, 2003, the residential property book of business in Texas was added to this 2003 50% Quota Share Agreement, which had been previously reinsured under a separate treaty covering only residential property business in Texas ("2002 50% Quota Share Agreements") from December 1, 2002 to November 30, 2003.

      Effective June 30, 2004, the Company commuted the 2003 50% Quota Share Agreement on a cut-off basis. Under the terms of the commutation, the Company's insurance subsidiaries will receive payment for all reserves previously ceded to the reinsurers and will be responsible for all losses incurred on or prior to June 30, 2004 from policies subject to this agreement.

      Simultaneous with the commutation of the 2003 50% Quota Share Agreement, the Company's insurance subsidiaries entered into a new 50% quota share agreement ("2004 50% Quota Share Agreement"). The 2004 50% Quota Share Agreement is effective for residential property business in our Continuing States, including Texas and retains similar economic terms including ceding commissions and profit sharing commissions. The initial term of the contract is one year, with the Company's insurance subsidiaries retaining the option to reduce the quota share amount ceded under this contract to 25%, effective January 1, 2005.

      Effective December 31, 2003, the Company's insurance subsidiaries executed certain internal reinsurance contracts, the results of which were to cede all future non-standard auto earned premiums and losses and loss adjustment expenses incurred after December 31, 2003 to the insurance companies owned by AIHI. Based on the terms of these reinsurance contracts, the Company's insurance subsidiaries retained its non-standard auto loss and loss adjustment expense reserves as of December 31, 2003 and remains liable for any losses incurred on or prior to December 31, 2003 as well as any subsequent development of loss and loss adjustment reserves related to those losses. The Company has not incurred any significant losses related to losses incurred on or prior to December 31, 2003.

      The Company recorded a cumulative adjustment during the second quarter of 2004 related to a mutually agreed upon interpretation by a third-party reinsurer and the Company of certain provisions of a reinsurance contract incepted in 2001. The cumulative adjustment resulted in an increase to net written premiums and net earned premiums of $39.7 million, an increase to losses and loss adjustment expenses of $30.8 million and an increase to policy acquisition expenses of $8.8 million. The cumulative adjustment was recorded in our non-standard underwriting segment.

      Our reinsurance agreements, including our standard property and casualty quota share agreements, contain various provisions such as profit sharing arrangements, loss ratio limitations, and occurrence limitations that limit the reinsurers' aggregate exposure to loss and thereby reducing the ultimate cost to us as the ceding company. The features also have the effect of potentially reducing the amount of reinsurance recoveries available for us under the various contracts. Furthermore, these reinsurance agreements do not relieve the Company's insurance subsidiaries from its primary obligation to policyholders, as it remains liable to its policyholders to the extent that any reinsurer does not meet its obligations for reinsurance ceded to it under reinsurance contracts.

      At September 30, 2004, the Company had approximately $10.6 million of loss carryforwards under the terms of the 2004 50% Quota Share Agreement. As a result, the Company will not earn any profit sharing commissions until such time that the cumulative amount of profit sharing commissions exceeds the loss carryforwards. Profit sharing commissions are based on the underwriting results of the underlying subject business and are therefore uncertain as to amount and timing.

      In connection with certain catastrophe losses resulting from hurricanes occurring the in the third quarter of 2004, the Company ceded losses of approximately $22.0 million to the Florida Hurricane Catastrophe Fund and approximately $24.0 million to other reinsurers under our 2004 50% Quota Share Agreement and traditional excess of loss reinsurance program.

E.    Goodwill and Other Intangible Assets

      As of September 30, 2004, we have recorded goodwill and other intangible assets for each reporting unit as follows: homeowners' insurance operations - $59.2 million and life insurance operations - $10.8 million.

      We conduct an evaluation, on at least an annual basis, to assess whether the fair value of our reporting units exceeds each reporting unit's carrying value. Our annual evaluation is performed as of September 30th. For our homeowners' insurance operations reporting unit, our annual evaluation was based on (a) the historical financial performance of the reporting unit, (b) the most recent financial performance of the reporting unit, and management's financial forecast for the reporting unit. Utilizing this data, management calculated a cash flow projection for the reporting unit. The initial cash flow projection was then subjected to changes in various assumptions to gauge the sensitivity of the projections to changes in external factors. In comparing these cash flow projections to the recorded intangibles of the homeowners' insurance operations, management noted no indications of impairment.

      For our life insurance operations, management relied on the pending sale of AFFC as our basis for the determination that there was no indication of impairment associated with this reporting unit. Based on the termination of the definitive agreement in November of 2004, management intends to update its goodwill assessment as of December 31, 2004 related to the life insurance operations.

F.     Controls and Procedures

Sarbanes-Oxley Section 404 Compliance

      Section 404 of the Sarbanes-Oxley Act of 2002 (the "Act") will require the Company to include an internal control report from management in its Annual Report on Form 10-K for the year ended December 31, 2004 and in subsequent Annual Reports thereafter. The internal control report must include the following: (1) a statement of management's responsibility for establishing and maintaining adequate internal control over financial reporting, (2) a statement identifying the framework used by management to conduct the required evaluation of the effectiveness of the Company's internal control over financial reporting, (3) management's assessment of the effectiveness of the Company's internal control over financial reporting as of December 31, 2004, including a statement as to whether or not internal control over financial reporting is effective, and (4) a statement that the Company's independent auditors have issued an attestation report on management's assessment of internal control over financial reporting.

      Management acknowledges its responsibility for establishing and maintaining internal controls over financial reporting and seeks to continually improve those controls. In addition, in order to achieve compliance with Section 404 of the Act within the required timeframe, the Company has been conducting a process to document and evaluate its internal controls over financial reporting since 2003. In this regard, the Company has dedicated internal resources, engaged outside consultants and adopted a detailed work plan to: (1) assess and document the adequacy of internal control over financial reporting; (2) take steps to improve control processes where required; (3) validate through testing that controls are functioning as documented; and (4) implement a continuous reporting and improvement process for internal control over financial reporting. The Company believes its process for documenting, evaluating and monitoring its internal control over financial reporting is consistent with the objectives of Section 404 of the Act.

      During the third quarter of 2004, the Company commenced testing of its internal controls. The Company's documentation and testing to date have identified internal control weaknesses in the documentation, design and effectiveness of internal controls over financial reporting that the Company is in the process of remediating. The Company has also identified a material weakness in the effectiveness in internal controls over financial reporting as it relates to the Company's consolidation process. The Company is also in the process of remediating this weakness.

      Furthermore, we entered into a definitive agreement to sell American Founders on March 12, 2004. The buyer received approval from the Texas Department of Insurance in October of 2004. Based on the signed definitive agreement and our intention to complete this transaction prior to the end of 2004, the Company elected not to proceed with documentation and testing of the controls at this subsidiary. Despite receiving regulatory approval in October of 2004, the buyer has failed to consummate this transaction. The Company has begun a process to document and test these controls for this subsidiary. However, if we are unable to consummate the sale of AFFC by December 31, 2004, it is unlikely that we will have sufficient time to perform the work necessary to fully comply with the requirements of Section 404. If we do not have sufficient time to complete our assessment, our independent registered public accountants may not have sufficient time to complete their assessment.

      Given the risks inherent in the design and operation of internal controls over financial reporting, the Company can provide no assurance as to its or its independent registered public accountants' conclusions at December 31, 2004 with respect to the effectiveness of its internal controls over financial reporting.

      It should be noted that any system of controls, however well designed and operated, can provide only reasonable, and not absolute, assurance that the objectives of the control system are met.

      The Company, having identified these internal control weaknesses, is developing a remediation program that will begin to correct these deficiencies throughout the balance of 2004 and on into 2005. The Company is allocating all available resources and manpower to this task, as well as working towards adding additional resources and manpower where needed, in a fiscally responsible manner.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

Dated as of November 23, 2004.

VESTA INSURANCE GROUP, INC.

By:   /s/   Donald W. Thornton
Its:          Senior Vice President --
              General Counsel and Secretary